Exhibit 99.1

Simsbury Bank Announces Nicholas Mason as a Bank Director

SIMSBURY, Conn.--(BUSINESS WIRE)--October 14, 2010--Simsbury Bank, a subsidiary of SBT Bancorp (OTCBB: SBTB), is pleased to announce that Nicholas B. Mason has been unanimously elected to be a director of the Bank.

Martin J. Geitz, President and CEO of Simsbury Bank, said, “Nick is a highly experienced former senior executive of a local community bank who is very active in a variety of community organizations. His years as Chief Financial Officer of Savings Bank of Manchester, plus his senior management positions at area insurance companies, have afforded Nick a unique combination of banking industry knowledge, financial analysis and planning skill, and a deep understanding of maintaining a strong financial control environment. Nick’s expertise strongly qualifies him as the Bank’s Audit Committee financial expert in compliance with Sarbanes Oxley requirements. Nick is a long-time Simsbury resident who values community involvement and holds leadership positions in several local organizations that enhance the quality of life in the communities we serve. As Simsbury Bank continues to expand its deposit, lending and investment services offerings and its geographic market reach, Nick’s experience will be invaluable to our future growth.”

Mr. Mason said, “I am thrilled to join Simsbury Bank’s board. From my various perspectives as a former banker, a community leader and a local resident, I know first-hand that Simsbury Bank has as a core commitment to its customers and the community. The Bank has maintained its financial strength enabling it to show strong growth during the past two years as it actively serves the borrowing, cash management, saving and investment needs of consumers and businesses. I am honored to work with the directors and managers of Simsbury Bank in my new capacity.”

Mr. Mason has had a long career as CFO of Savings Bank of Manchester where he directed and managed all financial, treasury, accounting and audit functions. Prior to that, at Hartford Insurance Group, he was a Director in the Information Systems Department and prior to that was Assistant Director of the Life Insurance Department of Travelers Insurance Company.

Mr. Mason is committed to many community organizations including serving on the Town of Simsbury Board of Finance, the Farmington Valley VNA as President and Treasurer, the Simsbury Light Opera Company as past Treasurer, Manchester Symphony Orchestra, the Farmington Valley Rowing Association, the SBM Charitable Foundation and Christ Church in Avon. Mr. Mason has one adult son; he and his wife, Connie, reside in Simsbury, Connecticut.

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $275 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; a loan production office and ATM in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

CONTACT:
Simsbury Bank
Susan Presutti, 860-408-5493